EXHIBIT 99.1

Immunomedics Announces First Quarter Fiscal 2015 Results and Clinical Program Developments

MORRIS PLAINS, N.J., Nov. 5, 2014 (GLOBE NEWSWIRE) -- Immunomedics, Inc., (Nasdaq:IMMU) today reported financial results for the first quarter ended September 30, 2014. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

First Quarter Fiscal 2015 Results

Total revenues for the first quarter of fiscal year 2015, which ended on September 30, 2014, were $1.1 million as compared to total revenues of $5.5 million for the same quarter last fiscal year. The decrease of $4.4 million in total revenues was primarily due to a $4.6 million in license fee revenue earned upon fulfilling the Company's obligations under the Algeta ASA service agreement, as amended, in the previous year. There were no license fee revenues for this fiscal period.

Total costs and expenses for the three-month period ended September 30, 2014 were $13.5 million as compared to $10.7 million for the same period in 2013, representing an increase of $2.8 million or 26%. This increase was primarily attributable to $2.1 million higher legal and professional fees (mainly for the arbitration proceedings), as well as $1.9 million higher research and development expenses for increased activity on the Phase 3 PANCRIT-1 and the Phase 2 antibody-drug conjugates' clinical trials. The increase in cost and expenses this quarter was partially offset by the $1.2 million cost of license fee and other revenue resulting from the recognition of deferred manufacturing costs related to the Algeta service agreement in the fiscal 2014 quarter.

Net loss attributable to our stockholders this quarter was $12.4 million, or $0.13 per share, compared with a net loss attributable to our stockholders of $5.2 million, or $0.06 per share, for the same quarter in fiscal 2014. The $7.2 million increase in net loss this quarter was primarily due to increased legal and professional fees, and higher research and development costs related to clinical trials in the current period, as well as higher net revenue related to the Algeta agreement in the prior period.

The Company has no long-term debt and as of September 30, 2014, cash, cash equivalents and marketable securities totaled $32.0 million. The Company will require additional funding in order to fund its planned Phase 3 and Phase 2 clinical trials in fiscal 2015 and beyond.

"We have a number of significant near-term events that we look forward to, including the presentation by Dr. Goldenberg at the EORTC/NCI/AACR symposium in Barcelona, Spain, on the advancement of our Phase 2 antibody-drug conjugate programs," commented Peter P. Pfreundschuh, Vice President Finance and Chief Financial Officer. "In addition, UCB is sponsoring a number of presentations on epratuzumab in the lupus indication at the American College of Rheumatology annual meeting in Boston," added Mr. Pfreundschuh.

The Company's key clinical developments and future planned activities:

Epratuzumab

  Investigational studies on epratuzumab in systemic lupus erythematosus will be presented at the 2014 Annual Scientific Meeting of the American College of Rheumatology scheduled for November 14 – 19, 2014, in Boston, Massachusetts.

  The Resistant Disease Committee of the International BFM Study Group has initiated a randomized, controlled, Phase 3 study of epratuzumab in combination with consolidation chemotherapy in children and adolescents with relapsed acute lymphoblastic leukemia. The main goal of this international study is to improve the outcome of these patients, using event-free survival as the primary endpoint. This trial is being conducted in many countries of Europe and also outside Europe.

  Results from the French Phase 2 prospective CHEPRALL study combining vincristine, dexamethasone and epratuzumab in adult patients with relapsed/refractory acute lymphoblastic leukemia (ALL) will be presented at the 56th annual meeting of the American Society of Hematology in San Francisco, CA, on Monday, December 8, 2014.

Isactuzumab Govitecan (IMMU-132)

  The anti-TROP-2-SN-38 conjugate has received orphan drug designation from the European Medicines Agency for the treatment of pancreatic cancer, the first such designation for this product candidate in the European Union.

  At the 2014 World ADC Summit in San Diego, CA, treatments with at least one dose of this ADC were reported to produce partial responses and disease stabilization in at least 57% of patients (64 of 113) in a Phase 2 clinical trial. The major responses were observed among patients with 6 different advanced cancers, including triple-negative breast, small-cell and non-small-cell lung, colorectal, esophageal, and urinary bladder cancers. (For more information on the results, please refer to the Company's press release at http://www.immunomedics.com/pdfs/news/2014/pr10292014.pdf).

  Further updates on the Phase 2 study will be provided at the EORTC/NCI/AACR 2014 Symposium on Molecular Targets and Cancer Therapeutics in Barcelona, Spain on November 20, 2014.

  A late-breaking abstract focusing on results in patients with triple-negative breast cancer from the Phase 2 trial of isactuzumab govitecan has been accepted for presentation at the 2014 San Antonio Breast Cancer Symposium, scheduled for Friday, December 12, 2014, in San Antonio, Texas.

  An additional abstract from the Phase 2 trial of isactuzumab govitecan focusing on results in patients with colorectal cancer has been accepted for presentation at the 2015 Gastrointestinal Cancers Symposium scheduled for Saturday, January 17, 2015, in San Francisco, California.

Yttrium-90-labeled (90Y) Epratuzumab Tetraxetan

  A Phase 1 dose-escalation study of 90Y-epratuzumab tetraxetan in adult patients with refractory/relapsed ALL will be presented at the 56th annual meeting of the American Society of Hematology in San Francisco, CA, on Monday, December 8, 2014.

Veltuzumab

  The hearing portion of the arbitration process with Takeda-Nycomed was completed on August 21, 2014. Each party's counsel filed post-hearing submissions on October 17, 2014. The decision by the arbitrator is expected within two months of the post-hearing submissions.

Conference Call

The Company will host a conference call and live audio webcast on Thursday, November 6, 2014 at 10:00 a.m. Eastern Time to discuss financial results for the first quarter of fiscal year 2015, and review key clinical developments and future planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 19069282. The conference call will be webcast via the Investors page on the Company's website at www.immunomedics.com. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company's website for 30 days through December 5, 2014.

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics' advanced proprietary technologies allow the Company to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins. Using these technologies, Immunomedics has built a pipeline of nine clinical-stage product candidates. Immunomedics has an ongoing collaboration with UCB, S.A. (UCB), to whom the Company licensed epratuzumab for the treatment of all non-cancer indications worldwide. UCB expects Phase 3 data in systemic lupus erythematosus in the first half of 2015. Immunomedics is exploring epratuzumab in oncology in collaboration with independent cancer study groups. Immunomedics' most advanced candidate to which it retains worldwide rights for all indications is 90Y-clivatuzumab tetraxetan. The Company initiated a Phase 3 registration trial in January 2014 in patients with advanced pancreatic cancer and expects topline data in mid-2016. Immunomedics' portfolio of wholly owned product candidates also includes antibody-drug conjugates (ADCs) that are designed to deliver a specific payload of a chemotherapeutic directly to the tumor while reducing overall toxic effects that are usually found with conventional administration of these chemotherapeutic agents. Immunomedics' most advanced ADCs are IMMU-132 and IMMU-130, which are in Phase 2 trials for a number of solid tumors and metastatic colorectal cancer, respectively. Immunomedics also has a number of other product candidates that target solid tumors and hematologic malignancies, as well as other diseases, in various stages of clinical and pre-clinical development. These include bispecific antibodies targeting cancers and infectious diseases as T-cell redirecting immunotherapies, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies, created using its patented DOCK-AND-LOCK® protein conjugation technology. The Company believes that its portfolio of intellectual property, which includes approximately 259 active patents in the United States and more than 400 foreign patents, protects its product candidates and technologies. Immunomedics' strength in intellectual property has resulted in a top-8 ranking in the Biotechnology industry by the Patent Board for the 2014 fiscal year. For additional information on the Company, please visit its website at www.immunomedics.com. The information on its website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, outcomes, timing or associated costs), out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, availability of required financing and other sources of funds on acceptable terms, if at all, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on UCB for the further development of epratuzumab for non-cancer indications, risks associated with the outcome of pending litigation and competitive risks to marketed products, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

	September 30, 2014	June 30, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$ 5,445,475	$ 6,961,494
Marketable securities	26,541,857	34,871,120
Accounts receivable, net of allowance for doubtful accounts	555,474	674,617
Inventory	732,409	778,989
Other receivables	300,647	303,102
Prepaid expenses	1,842,922	1,614,897
Other current assets	104,603	180,678
	35,523,387	45,384,897

Property and equipment, net	2,086,408	1,895,475
Value of life insurance policies	176,110	176,110
Other long-term assets	30,000	30,000

	$ 37,815,905	$ 47,486,482

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$ 9,338,884	$ 6,886,682
Deferred revenues	243,305	240,158
Other liabilities	1,525,123	1,500,244
Stockholders' equity	26,708,593	38,859,398

	$ 37,815,905	$ 47,486,482

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,
	2014	2013
Revenues:
License fee and other revenues	$ --	$ 4,623,333
Product sales	727,633	559,023
Research & development	344,365	315,465
Total Revenues	1,071,998	5,497,821
Costs and Expenses	13,516,132	10,731,166
Operating Loss	(12,444,134)	(5,233,345)
Interest and Other Income	13,335	11,663
Loss before Income Tax Expense	(12,430,799)	(5,221,682)
Income Tax Expense	(11,963)	(4,501)
Net Loss	(12,442,762)	(5,226,183)
Less Net Loss attributable on noncontrolling interest	(32,342)	(25,220)
Net Loss attributable to Immunomedics, Inc. stockholders	$ (12,410,420)	$ (5,200,963)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$ (0.13)	$ (0.06)

Weighted average number of common shares
outstanding (basic and diluted):	93,098,202	82,947,124
CONTACT: For More Information:
         Dr. Chau Cheng
         Senior Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com